                                                                  EXHIBIT 4.2(a)

                                    MORTGAGE

STATE OF SOUTH CAROLINA
COUNTY OF CHARLESTON

TO ALL WHOM THESE PRESENTS MAY CONCERN:

ML James Island Apartments, L.P., a limited partnership
Organized and existing under the laws of Georgia
Having its principal place of business at 624 Ellis Street, Augusta, GA 30901 (Hereinafter with its successors and assigns called the Mortgagor) sends
Greetings:

         WHEREAS, THE Mortgagor is well and truly indebted unto Continental Wingate Associates, Inc., corporation organized and existing under the laws of Massachusetts, having its principal place of business at 63 Kendrick Street, Needham. MA 02494 (hereinafter with it successors and assigns called the Mortgagee), in the sum of Sixteen Million Two Hundred Twenty Thousand Three Hundreds and No/100 Dollars (16,220,300.00) as evidenced by Mortgagor's Note of even date herewith bearing interest from date on outstanding balances at eight and three quarters per cent (8.375%) per annum*. Said principal and interest being payable in monthly installments as provided in said Note with a final maturity of November 1, 2041 said Note is identified as being secured hereby by a certificate thereon. Said Note and all of its terms are incorporated by reference and this conveyance shall secure any and all extensions thereof, however evidenced.

         Mortgagor desires to secure payment of the same and also secure the performance of all convents and agreements herein contained, and in a building loan agreement between the Mortgagor and the Mortgagee hereinafter mentioned;

         NOW, KNOW ALL MEN, that the Mortgagor, in consideration of the aforesaid debt and for better securing the payment thereof to the Mortgagee, and also in consideration of the further sum of Ten Dollars ($10) to the Mortgagor in hand well and truly paid by the Mortgagee and before the sealing and delivery of these presents, the receipt whereof is hereby acknowledged, has granted, bargained, sold, and released, and by these presents does grant, bargain, sell, and release unto the Mortgagee, its successors and assigns, the following-described real estate situated in the City of Charleston, County of Charleston State of South Carolina:

         For legal description, see Exhibit A attached hereto and incorporated by referenced herein.

*Up to and including October 31, 2001 and at the rate of eight and fifteen-hundredths per cent (8.15%) per annum thereafter

WARNING: This Property subject to Declaration of Restrictive Covenants Recorded in the Office of the R.M.C. for Charleston County, South Carolina on April 19, 2000 at 4:59 p.m. as amended by Amendment to Declaration of Restrictive Covenants Dated April 19, 2000. Recorded in the RMC Office for Charleston County in Book ____ at Page___.

TOGETHER WITH all buildings and improvements thereon and all and singular the tenements, hereditaments, and appurtenances thereunto belonging, or in anywise appertaining, and including all after-acquired title, franchise, licenses, or easements; and together with all right, title and interest of the Mortgagor from time to time in and to all heating, lighting, plumbing, cooking, incinerating, ventilating, air-conditioning, laundry and refrigerating equipment; all elevators and motors, cabinets, engines and machinery, sprinkler systems; and storm and screen doors, screens, awnings window shade, and floor coverings; and all other property now or hereafter owned by Mortgagor, or any successor in title, and attached to or used in connection with the real estate hereinabove described; and together with all building materials and equipment located on the premises and intended to be incorporated in the buildings or other improvements; AND ALSO all furnishings and articles on personal property now or hereinafter attached to or in and about the building or buildings now erected or hereafter to be erected on the lands herein described which are necessary to the complete and comfortable use and occupancy of such buildings or buildings for the purposes for which they were or are to be erected, including all goods, chattels and personal property as are ever used or furnished in operating a building, or the activities conducted therein, similar to the one herein described and referred to, and all renewals or replacement thereof or articles in substitution therefore, whether or not the same are, or shall be, attached to said buildings or buildings in any manner.

         It is hereby mutually agreed between the parties hereto that all the foregoing property shall to the extent permitted by law be deemed to be affixed to the real property.

         TO HAVE AND TO HOLD, all and singular the said premises unto the Mortgagee, its successors and assigns forever.

         THE MORTGAGOR HEREBY COVENANTS AND AGREES WITH THE MORTGAGEE:

1. That it is lawfully seized of the premises hereinabove described in fee simple absolute, that it has good right and lawful authority to sell, convey or encumber the same, and that the premises are free and clear of all liens and encumbrances whatsoever.* The Mortgagor further covenants to warrant and forever defend all and singular the premises unto the Mortgagee, from and against the Mortgagor and all persons whomsoever lawfully claiming the same or any part hereof:

2. That Mortgagor will pay the Note at the times and in the manner provided therein:

3. That Mortgagor will not permit or suffer the use of any of the property for any purpose other than the use for which the same was intended at the time this Mortgage was executed.

4. That the Regulatory Agreement, if any, executed by the Mortgagor and the Secretary of Housing and Urban Development, acting by and through the Federal Housing Commissioner, which is being recorded simultaneously herewith, is incorporated in and made a part of this mortgage. Upon default under the Regulatory Agreement and upon the request of the Secretary of Housing and Urban Development, acting by and through the Federal Housing Commissioner, the Mortgagee, at its option, may declare the whole of the indebtedness secured hereby to be due and payable;

5. That all rents, profits and income from the property covered by this mortgage are hereby assigned to the Mortgagee for the purpose of discharging the debt hereby secured. Permission is hereby given to Mortgagor so long as no default exists hereunder, to collect such rents, profits and income for use in accordance with the provisions of the Regulatory Agreement;

6. That upon default hereunder Mortgagee shall be entitled to the appointment of a receiver by any court having jurisdiction without notice, to take possession and protect the property described herein and operate same and collect the rents, profits and income therefrom;

7. That at the option of the Mortgagor the principal balance secured hereby may be reamortized on terms acceptable to the Secretary of Housing and Urban Development, acting by and through the Federal Housing Commissioner a partial prepayment results from an award in condemnation in accordance with provisions of Paragraph 8 herein, where there is a resulting loss project income;

8. That the Mortgagor will keep the improvements now existing or hereafter erected on the mortgaged property insured against loss by fire and such other hazards, casualties, and contingencies, as may be stipulated by the Secretary of Housing and Urban Development, acting by and through the Federal Housing Commissioner upon the insurance of the mortgage and other hazards as may be required from time to time by the Mortgagee, and all such insurance shall be evidenced by standard Fire and Extended Coverage Insurance Policy or policies, in amounts not less than necessary to comply with the applicable Coinsurance Clause percentage, but in no event shall the amounts of coverage be less than 80% of the Insurable Values or not less than the unpaid balance of the insured mortgage, whichever is the lesser, and in default thereof the Mortgagee shall have the right to effect insurance. Such policies shall be endorsed with standard Mortgagee clause with loss payable to the Mortgagee and the Secretary of Housing and Urban Development as interest may appear, and shall be deposited with the Mortgagee; Mortgagor shall select the insurance carrier providing such insurance, subject to Mortgagee approval, which approval shall not be unreasonably withheld. That if the premises covered hereby, or any part thereof, shall be damaged by fire or other hazard against which insurance is held as hereinabove provided, the amounts paid by any insurance company in pursuance of the contract of insurance to the extent of the indebtedness then remaining unpaid, shall be paid to the Mortgagee, and, at its option, may be applied to the debt or released for repairing or rebuilding of the premises.

         *Other than as set forth on Schedule B-1 of the policy of title insurance delivered to Mortgagor in connection with the loan underlying this Mortgage.

9. That all awards of damages in connection with any condemnation for public use of or injury to any of said property, shall be paid to the mortgagee to be applied to the amount due under the Note secured hereby in (1) amounts equal to the next maturing installment or installments of principal and (2) with any balance to be credited to the next payment due under the Note, No amount applied to the reduction of the principal amount due in accordance with (1) shall be considered an option prepayment as the term is used in this Mortgage and the Note secured hereby, nor relieve the mortgagor from making regular monthly payments, commencing on the first month following the date of receipt of the awards. The holder of the Note is hereby authorized in the name of the mortgagor to execute and deliver valid acceptances for such awards and to appeal from such awards.

10. That in order more fully to protect the security of this Mortgage, the Mortgagor will pay to the Mortgagee in addition to the monthly payments of interest or of principal and interest under the terms of the Note secured hereby and concurrently therewith monthly on the first day of each month after the date hereof and continuing until the said Note is fully paid the following sums:

         (a) An amount sufficient to provide the Mortgagee with funds to pay the next mortgage insurance premium if this instrument and the Note secured hereby are insured, or a monthly service charge, if they are held by the Secretary of Housing and Urban Development, as follows:

                  (I). If and so long as said Note of even date and this instrument are insured or are reinsured under the provisions of the National Housing Act, an amount sufficient to accumulate in the hands of the Mortgagee one month prior to its due date the annual mortgage insurance premium, in order to provide such Mortgagee with funds to pay such premium to the Secretary of Housing and Urban Development pursuant to the National Housing Act, as amended, and applicable Regulations thereunder, or

                  (II). If and so long as said Note of even date and this instrument are held by the Secretary of Housing and Urban Development a monthly service charge in an amount equal to 1/12 or 1/2% of the average outstanding principal balance due on the Note computed for each successive year beginning with the first day of the month following the date of this instrument, if the Secretary of Housing and Urban Development is the mortgagee (beneficiary) named herein, or the first day of the month following assignment, if the Note and this instrument are assigned if the Note and this instrument are assigned to the Secretary of Housing and Urban Development, without taking into account delinquencies or prepayment;

         (b) A sum equal to the ground rents, if any, next due, plus the premiums that will next become due and payable on policies of fire and other property insurance covering the premises covered hereby, plus water rates, taxes and assessments next due on the premises covered hereby (all as estimated by the Mortgagee) less all sums already paid therefor divided by the number of months to elapse before one month prior to the date when such ground rents, premiums, water rates, taxes and assessments will become delinquent, such sums to be held by Mortgagee in trust to pay said ground rents, premiums, water rates, taxes and special assessments;

         (c) All payments mentioned in the two preceding subsections of this paragraph and all payments to be made under the Notes secured hereby shall be added together and the aggregate amount thereof shall be paid each month in a single payment to be applied by Mortgagee to the following items in the order set forth:

                  (I) Premium charges under the contract of Insurance with the Secretary of Housing and Urban Development acting by and through the Federal Housing Commissioner or service charge;

                  (II) Ground rents, taxes, special assessments, water rates, fire and other property insurance premiums;

                  (III)    Interest on the Note secured hereby:

                  (IV)     Amortization of the principal of said Note;


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11.      In the event the Mortgagor fails to pay sums provided for in this
         Mortgage, the Mortgagee, at its option, may pay the same. Any excess funds accumulated under (b) of the preceding paragraph remaining after payment of the item therein mentioned, shall be credited to subsequent monthly payments of the same nature required thereunder; but if any such item shall exceed the estimate therefor, or if the Mortgagor shall fail to pay any other governmental or municipal charge, the Mortgagor shall forthwith make good the deficiency or pay the charge before the same become delinquent or subject to interest of penalties and in default thereof the Mortgagee may pay the same.

All sums paid by the Mortgagee and any sums which the Mortgagee may be required to advance to pay mortgage insurance premiums shall be added to the principal of the debt secured hereby and shall bear interest from the date of payment at the rate specified in the Note and shall be due and payable on demand. In case of termination of the Contract of Mortgage Insurance by prepayment of the Mortgage in full, or otherwise (except as hereinafter provided), accumulations under (a) of the preceding paragraph hereof not required to meet payments due under the Contract of Mortgage Insurance, shall be credited to the Mortgagor. If the property is sold under foreclosure or is otherwise acquired by the Mortgagee after default, any remaining balance of the accumulations under (b) of the preceding paragraph shall be credited to the principal of the Mortgage as of the date of the commencement of foreclosure proceedings or as of the date the property is otherwise acquired; and accumulations under (a) thereof shall be likewise credited unless required to pay sums due the Secretary of Housing and Urban Development, acting by and through the Federal Housing Commissioner under the contract of Mortgage Insurance;

12. That the Mortgagor will pay all ground rents, if any, taxes, assessments, water rates, and other governmental or municipal charges or impositions to the extent provision therefor has not been made by monthly payments as hereinbefore provided before the same become delinquent or subject to interest or penalties, and in default thereof the Mortgagee may pay the same. All such sums so paid by the Mortgagee plus any sums which the Mortgagee has advanced to pay mortgage insurance premiums or life and other hazard insurance premiums not provided for by monthly payments hereunder shall be added to the principal of this Mortgage, shall bear interest at the rate specified in the Note from the date of the advance and shall be due and payable to the Mortgagee upon demand:

13. That if the Mortgagee is made or becomes party to any suit or action, by reason of this Mortgage or the Indebtedness hereby secured, the Mortgagor will pay all expenses incurred by the Mortgagee therein, including a reasonable attorney's fee;

14. That if the Mortgagor shall assign or attempt to assign the rents, issues, or profits or any part thereof of the premises mortgaged hereby without the written consent of the Mortgagee, or in case of the actual or threatened demolition or removal of any building on or to be erected upon said premises, then, at the option of the Mortgagee, the debt hereby secured shall immediately become due;

15. That if it default in any of the covenants or agreements contained herein, or in said Note, then the Mortgagee may perform the same, and all expenditures made by the Mortgagee, in so doing shall draw interest at the rate specified in the Note, and shall be repayable by the Mortgagor to the Mortgagee, and, together with interest and costs accruing thereon, shall be secured by this Mortgage;

16. That the Mortgagor will not voluntarily create or permit to be created against the property subject to this mortgage any lien or liens inferior or superior to the lien of this Mortgage and further that it will keep and maintain the same free from the claim of all persons supplying labor or materials which will enter into the construction of any and all buildings now being erected or to be erected on said premises and on the failure of the Mortgagor to perform these covenants, or any part thereof, thereupon the principal and all arrears of interest shall, at the option of the Mortgagee, or any holder of the Note secured by this Mortgage, become due and payable, anything contained herein to the contrary notwithstanding;

17. That the improvements about to be made upon the premises above described and all plans and specifications comply with all municipal ordinances and regulations made or promulgated by lawful authority; and that the same will upon completion comply with all such municipal ordinances and regulations and with the rules of the fire rating or inspection organizations, bureau association or office which are now or may hereafter become applicable to the premises above described;

18. That Mortgagor will not commit, permit, or suffer waste, impairment, or deterioration of said property or any part thereof, and in the event of the failure of the Mortgagor to keep the buildings on said premises and those to be erected on said premises, or improvements thereon, in good repair, the Mortgagee may make such repair as in its discretion it may deem necessary for the proper preservation thereof, and any sums paid for such repair shall bear interest from the date of payment at the rate specified in the Note, shall be due and payable on demand and shall be fully secured by this Mortgage;

19. That so long as this Mortgage and the said Note secured hereby are insured or held under the provisions of the National Housing Act, it will not execute or file for record any instrument which imposes a restriction upon the sale of occupancy of the mortgaged property on the bases of race, color or creed;

20. That the funds to be advanced herein are to be used in the construction of certain improvements on the lands herein described, in accordance with a building loan agreement between the Mortgagor and Mortgagee, dated as of even date which building loan agreement (except such part of parts thereof as may be inconsistent herewith) is incorporated herein by reference to the same extent and effect as if fully set forth and made a part of this Mortgage; and if the construction of the improvements to be made pursuant to said building loan agreement shall not be carried on with reasonable diligence, or shall be discontinued at any time for reason other than strikes or lock-outs, the Mortgagee, after due notice to the Mortgagor or any subsequent owner, is hereby invested with full and complete authority to enter upon the said premises, employ watchmen to protect such improvements from depredation or injury and to preserve and protect the personal property therein, and to continue any and all outstanding contracts for the erection and completion of said building or buildings, to make and enter in to any contracts and obligations wherever necessary, either in its own name or in the name of the Mortgagor, and to pay and discharge all debts, obligations, and liabilities incurred thereby. All such sums so advanced by the Mortgagee (exclusive of advances of the principal of the indebtedness secured hereby) shall be added to the principal of the indebtedness secured hereby and shall be secured by this Mortgage and shall be due and payable on demand with interest at the rate specified in the Note, but no such advances shall be insured unless same are specifically approved by the Secretary of Housing and Urban Development acting by and through the Federal Housing Commissioner prior to the making thereof. The principal sum and all other charges provided for herein shall, at the option of the Mortgagee or holder of this mortgage and the Note secured hereby, become due and payable on the failure of the Mortgagor to keep and perform any of the covenants, conditions, and agreements of said building loan agreement. This covenant shall be terminated upon the completion of the improvements to the satisfaction of the Mortgagee and the making of the final advance as provided in said building loan agreement;

21. That in the event of default in making any monthly payment provided for herein or in the Note secured hereby, and if such default is not made good prior to the due date of the next such installment or in the event of a breach of any other stipulation, agreement, condition and covenant to the Mortgagor, then in any such event, the whole principal sum of said Note shall, at the option of the Mortgagee, be deemed to have become immediately due, and the same with interest thereon and with all other costs and charges, shall thereupon be collectible by foreclosure of the Mortgage, and any failure to exercise said option shall not constitute a waiver of the right to exercise the same at any other time;

22. That the rights and remedies provided for herein shall be held to be in addition to and not in limitation of those provided by law;

23. It is agreed that the Mortgagor shall hold and enjoy the premises above conveyed until there is default under this mortgage or in the Note secured hereby. It is the true meaning of this instrument that if the Mortgagor shall fully perform, all the terms, conditions, covenants of this Mortgage, and of the Note secured hereby, that then this Mortgage shall be utterly null and void; otherwise to remain in full force and virtue. If there is default in any of the terms, conditions, or covenants of this Mortgage or of the Note secured hereby, this Mortgage may be foreclosed. The Mortgagor waives the Benefit of any appraisement laws of the State of South Carolina. Should any legal proceedings be instituted for the foreclosure of this Mortgage, or should the Mortgagee become a party to any suit involving this Mortgage or the title to the premises described herein, or should the debt secured hereby or any part thereof be placed in the hands of any attorney at law for collection by suit or otherwise, all costs and expenses (including continuation of abstract) incurred by the Mortgagee, and a reasonable attorney's fee, shall thereupon become due and payable immediately or on demand, at the option of the Mortgagee, as a part of the debt secured hereby, and may be recovered and collected hereunder;

24. In case of the foreclosure and sale of the mortgaged premises, said premises may be sold in one parcel. If the proceeds of the sale should be insufficient to pay all costs and expenses of the sale, attorney's fees and all charges, and the principal and interest on the debt secured hereby, including any and all advances made hereunder by or for the account of the Mortgagee, the Mortgagee shall be entitled to a judgement for the deficiency.

25. This Mortgage has been executed by authority of the General Partner of the Mortgagor.

26. That no waiver of any covenant herein or of the Note secured hereby shall at any time thereafter be held to be a waiver of terms hereof or of the Note secured hereby;

27. This Mortgage and every covenant and agreement therein contained shall be binding upon and inure to the benefit of the Mortgagor and the Mortgagee and their respective successors and assigns, and to the extent permitted by law shall bind every subsequent owner of the mortgaged premises;

28. Not withstanding any other provision contained herein or in the Note, it is agreed that the execution of the Note shall impose no personal liability upon the Mortgagor for payment of the indebtedness evidenced thereby and in the event of a default, the holder of the Note shall look solely to the property subject to this Mortgage and Security Agreements executed by Mortgagor in connection herewith and to the rents, issues and profits thereof in satisfaction of the indebtedness evidenced by the Note and will not seek or obtain any deficiency or personal judgment against the mortgagor except such judgment or decree as may be necessary to foreclose or bar its interest in the property subject to this Mortgage and all other property mortgaged, pledged, conveyed or assigned to secure payment of the Note; provided that nothing in this condition and no action so taken shall operate to impair any obligation of the maker under the Regulatory Agreement herein referred to and made a part hereof.

Wherever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.
--------------------------------------------------------------------------------

IN WITNESS WHEREOF, the Mortgagor has caused this instrument to be duly executed in its behalf by its general partner on the 19th day of April, 2000.

                                             ML James Island Apartments, L.P.

                                             By: Merry Land Properties, Inc.,
                                                --------------------------------
                                                 General Partner

                                             By: /s/ DORRIE E. GREEN
                                                 -------------------------------
                                                 Dorrie E. Green, Vice President

         Signed, and delivered in the presence of:



         /s/ LINDA C. DICKS
         --------------------------
         Witness:

         /s/ SUSAN D. BARRETT
         --------------------------
         Witness:
--------------------------------------------------------------------------------
STATE OF GEORGIA
COUNTY OF RICHMOND

PROBATE

         Personally appeared before me the undersigned witness, who, being duly sworn, says that she saw the within named ML JAMES ISLAND APARTMENTS, L.P., a Georgia limited partnership, by Dorrie E. Green, Vice President of its sole general partner, sign the within Mortgage, and as said limited partnership's act and deed, deliver the same, and that she, with the other witness, witnessed the execution thereof for the purposes therein expressed.

                                                 /s/ LINDA C. DICKS
                                                 -------------------------------
                                                 Linda C. Dicks
Sworn to before me this 19th
Day of April, 2000

/s/ SUSAN D. BARRETT
----------------------------
Notary Public for the state of Richmond County, Georgia
My Commission Expires: May 6, 2000

STATE OF SOUTH CAROLINA
Loan No. 054-35614

MORTGAGE

ML James Island Apartments, L.P.
A Georgia Limited Partnership

TO

Continental Wingate Associates, Inc.,

Received and properly indexed in

And recorded in Book____  Page ____

_________ County, S.C.


-----------------------------------
             Clerk

                                    Exhibit A

         All that certain piece parcel or lot of land, lying and being in Charleston County, South Carolina. Located on the northern side of the James Island Connector, being more fully shown on a survey titled "ALTA/ASCM Land Survey Title Survey Showing TMS No. 340-00-00-066 13095 Acres (607,662SF) 12.23 acres (532,739 SF) Above the OCRM Critical Line, Prepared for Merry Land Properties, Inc., A Georgia Corporation, ML James Island Apartments, L.P. a Georgia limited partnership, Located in the City Charleston, South Carolina" dated February 14, 2000, last revised April 14, 2000 recorded in the R.M.C. Office for Charleston County, South Carolina in Plat Book ED at pages 953, 954, and 955, and having the following metes and bounds to wit:

         BEGINNING at a point "A" on the eastern right-of-way of Martello Drive located S26(degree)21'48"E-478.09' from the centerline of Martello Drive and Harborview Road designated P.O.B. "A", thence running N75(degree)02'50"E along the lands of Charles and Jeanne Wiggins a distance of 20.39' to a point "B", thence running N74(degree)08'43"E along the lands of Martin Luther Evangelical Lutheran Church a distance of 313.51' to a point "C", thence running S80(degree)04'51"E along the lands of Linda N. OQuinn N88(degree)52'22"E, a distance of 230.62' to a point "D", continue along the lands of Linda N. OQuinn N88(degree)52'22"E, a distance of 143.20' to a point "E", thence running N87(degree)55'42'E along the lands of Linda N. OQuinn, a distance of 77.22' to a point "F", thence running N88(degree)28'29'E along the Lands of Elizabeth D. Muller a distance of 149.29' to a point "G", thence running N86(degree)59'02"E, along the lands of Beda S. Ludlow, a distance of 64.06' to a point "H", thence running S89(degree)25'37"E, along the lands of Gordev Singh Mangat a distance of 44.32' to a point "I", continuing along the lands of Gordev Singh Mangat N87(degree)38'19"E, a distance of 40.72' to a point "J", continue along the lands of Gordev Singh Mangat N89(degree)00'01"E, a distance of 85.01'to a point "K", thence turning and running S32(degree)28'41"E along the lands of American Service Corp, S.C. Inc. a distance of 225.25' to a point "L", continue along the lands of American Service Corp, Inc. S72(degree)10'02"E, a distance of 168.95' to a point "M", said point being on the northern right-of-way of the St James Island Connector, thence turning and running S59(degree)39'19"W along the northern right-of-way of the James Island Connector, a distance of 134.03' to a point "S", thence turning and running N64(degree)56'47"W along the lands of Ivey
H. Joyner a distance of 187.94' to a point "T", continue along the lands of Ivey
H. Joyner S36(degree)32'25"W, a distance of 140.01' to a point "U", continue along the lands of Ivey H. Joyner S21(degree)02'33"E a distance of 101.06' to a point "V", said point being on the northern right-of-way of the James Island Connector, thence turning and running S60(degree)05'25"W along the northern side of the James Island Connector, a distance of 60.15' to a point "W", continue along the northern right of way of the James Island Connector S59(degree)33'05"W, a distance of 254.82' to a point "X", continue along the northern side of the James Island Connector counterclockwise along a curve having a radius of 2989.83, and arc of 350.97' and a chord of S56(degree)13;41"W-350.77' to a point "Y", thence turning and running along the lands of Merry Land and Investment Company (A.K.A. Parcel 8A) N27(degree)37'29"W, a distance of 36.11' to a point "Z", continue along the lands of Merry Land and Investment Company N37(degree)56'12"W, a distance of 9.03' to a point "AA", continue along the lands of Merry Land and Investment Company N83(degree)50'29"W, a distance of 40.27', to a point "BB", continue along the lands of Merry Land and Investment Company N05(degree)47'17"E, a distance of 41.10' to a point "CC", continue along the lands of Merry Land and Investment Company N18(degree)03'37"W, a distance of 113.75' to a point "DD", continue along the lands of Merry Land and Investment Company N22(degree)27'33"E, a distance of 30.74' to a point "EE", continue along the lands.